Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease”), dated January 13, 2009 (the “Sublease Reference Date”) is made by and between Banks.com, Inc., a Florida corporation formerly named InterSearch Group, Inc. (“Sublandlord”) and MuseGlobal, Inc., a Delaware corporation (“Subtenant”). Sublandlord and Subtenant are collectively referred to herein as the “Parties.”

RECITALS:

A. Sublandlord (as “Tenant”) currently leases that certain premises consisting of Suite 550 of 222 Kearny Street, San Francisco, California (the “Building”) pursuant to that certain lease, dated as of September 21, 2005, by and between Walton Kearny/Sutter Investors V, L.L.C., a Delaware limited liability company (as successor in interest to HCV Pacific Investors V, a California Limited Partnership) (“Landlord”), and Sublandlord, as amended by (1) that certain Letter Agreement (acknowledging the substantial completion of improvements and the commencement date), dated November 15, 2005, (2) that certain First Lease Amendment, dated as of February 23, 2006, (3) that certain Letter Agreement (regarding tenant improvement pricing), dated February 23, 2006, (4) that certain Second Lease Amendment, dated as of June 15, 2006, and (5) that certain Letter Agreement (regarding amortization calculation of certain tenant improvements), dated May 11, 2006 (as so amended, the “Master Lease”).

B. Suite 550, which is located on the 5th floor of the Building, consists of approximately 7,615 rentable square feet. Sublandlord now wishes to sublease to Subtenant a portion of Suite 550, consisting of approximately 4,911 rentable square feet, and the non-exclusive use of the “shared space” included therein (the “Premises”). A map of the floor plan of the Premises, including the “shared space,” is attached hereto as Exhibit A. A copy of the Master Lease is attached hereto as Exhibit B.

C. Sublandlord and Subtenant now desire to enter into a sublease (the “Sublease”) for the Premises. Capitalized terms used but not defined herein shall have the meaning given them in the Master Lease.

AGREEMENT:

1. Premises. For the term, at the rental, and upon all of the conditions set forth herein, Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the entire Premises.

2. Term.

(a) Commencement Date. The term of this Sublease (the “Term”) shall commence on February 1, 2009 (the “Commencement Date”).

(b) Expiration Date. The term of this Sublease shall end on the earlier of (i) April 15, 2011, unless sooner terminated pursuant to any provision hereof, or (ii) the termination or expiration of the Master Lease (the “Expiration Date”).

(c) Interim Period. Notwithstanding anything to the contrary herein, Subtenant shall have the right to access the Premises at any time between January 23, 2009, and the Commencement Date for the sole purpose of installing and constructing its furniture, fixtures, and equipment; provided, that (i) both Parties shall have executed this Sublease, (ii) any sums due at Sublease execution, including the Security Deposit, shall have been duly deposited, and (iii) Landlord shall have given its written consent to the Sublease,. The period between January 23, 2009, and the Commencement Date shall be referred to as the “Interim Period.” Subtenant shall have no obligation to pay Base Rent or Operating Expenses during the Interim Period; provided, however, that all other terms and provisions of the Sublease shall apply during the Interim Period, including but not limited to the obligation to maintain insurance.

(d) Landlord Approval. Anything to the contrary herein notwithstanding, this Sublease shall not go into effect, the Term shall not commence, and Subtenant shall have no obligations hereunder, unless and until Landlord has given its written approval hereto.

3. Rent.

(a) Rent Defined. All monetary obligations of Subtenant to Sublandlord under the terms of this Sublease (excluding the Security Deposit and any consideration under the Services Agreement, as defined below) are deemed to be rent (“Rent”). Rent shall be payable in lawful money of the United States to Sublandlord at the Premises, Attention: CFO, or to such other persons or at such other places as Sublandlord may designate in writing.

(b) Base Rent.

(i) Amount; Payment. Subtenant shall pay to Sublandlord, as Base Rent for the Premises during the term of this Sublease, the sum of Eight Thousand Five Hundred Dollars ($8,500.00) per month; provided, however, that no Rent shall be charged to or paid by Subtenant for the months of February or March, 2009. Each installment of Base Rent shall be payable on or before the first day of the month during the period beginning on the Commencement Date without demand, setoff or deduction. Base Rent for any partial month occurring during the term hereof shall be prorated on the basis of a thirty (30) day month.

(ii) Prepaid Base Rent. Upon the execution hereof, Subtenant shall pay Sublandlord Eight Thousand Five Hundred Dollars ($8,500.00) as prepaid Base Rent, which amount will be applied to the rental due for the month of April, 2009.

(c) Additional Rent. In addition to Base Rent, Subtenant shall, as set forth below, pay to Sublandlord “Subtenant’s Proportionate Share” (as defined below) of Sublandlord’s liability to Landlord for those operating expenses described in Section 4(a) of the Master Lease.

(i) Subtenant’s Proportionate Share. As used herein, the term “Subtenant’s Proportionate Share” (sometimes referred to herein as the “SPS”) shall mean a fraction equal to the ratio between the number of square feet of the Premises divided by the number of square feet of the overall area of Suite 550. For purposes of clarity, the parties agree that as of the Commencement Date the Subtenant’s Proportionate Share shall be 64.5%.

(ii) Operating Expenses. Subject to clause (iii), below, Subtenant shall, for periods following the Base Year (as defined below), pay to Sublandlord Subtenant’s Proportionate Share of Sublandlord’s proportionate share of increases in Operating Expenses (pursuant to Section 4(a)(1) of the Master Lease), and of increases in Property Taxes (pursuant to Section 4(a)(2) of the Master Lease), that may occur during the term of this Sublease; provided, that such Operating Expenses and Property taxes are actually billed by Landlord to Sublandlord and have accrued under the Master Lease during the term thereof and of this Sublease. For purposes of clarity, the Parties agree that, from and after the Commencement Date:

(A) Applying the SPS to Sublandlord’s obligations for increases in the Operating Expenses under the Master Lease results in a potential cost to Subtenant of 3.88% of such increases (the “Subtenant’s Expense Proportionate Share”);

(B) Applying the SPS to Sublandlord’s obligations for increases in the Property Taxes under the Master Lease results in a potential cost to Subtenant of 3.40% of such increases (the “Subtenant’s Real Estate Tax Proportionate Share”); and

(C) Subtenant shall pay, as Additional Rent, all excess charges expressly charged by Landlord to Sublandlord (over and above Subtenant’s Expense Proportionate Share) for extraordinary or excess supply or consumption of heating, ventilation, air conditioning, electricity, janitorial or other utilities or services to the Premises, provided that such utilities or services were used solely for Subtenant’s benefit.

(iii) Base Year; Abatement. The base year for the calculation of Subtenant’s obligations under this paragraph (c) is the 2009 calendar year (the “Base Year”). Subtenant shall have no obligation to pay either Subtenant’s Expense Proportionate Share or Subtenant’s Real Estate Tax Proportionate Share during the first twelve (12) months of the Term.

(iv) Sublandlord shall submit all billings of the aforesaid Operating Expenses (each an “Expense Billing”) to Subtenant for payment within five (5) business days following Sublandlord’s receipt thereof from the Landlord. If the Expense Billing includes Operating Expense increases for more than one calendar year, Sublandlord shall use commercially reasonable efforts to separately set forth those Operating Expenses attributable to periods prior to the Base Year.

(v) Shared Services and Utilities. Notwithstanding anything to the contrary contained herein, in the event any Premises services or utilities are used in excess of those levels set forth in Section 7 (b) of the Master Lease and Landlord bills Sublandlord for those increases and any additional expenses set forth in Section 7 of the Master Lease, Sublandlord shall present the invoice to Subtenant for the excess amount and Subtenant shall pay the excess amount along with the Expense Billing set forth in this Section 3.

(d) Late Charge. Failure to pay Rent due hereunder more than five (5) days after the date it is due shall result in a late charge to Tenant of an amount equal to five percent (5%) of each monthly Rent not paid when due, in addition to interest thereon at the rate of ten percent (10%) per annum.

4. Security Deposit. Subtenant shall deposit with Sublandlord, upon execution of this Sublease by Subtenant, the sum of Twenty One Thousand Two Hundred-Fifty Dollars ($21,250.00) as security for the faithful performance of Subtenant’s obligations hereunder (the “Security Deposit”). If Subtenant fails to pay Rent or other charges due hereunder after any applicable cure period, or otherwise defaults with respect to any provision of this Sublease, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of: (a) any Rent or other charge in default, (b) any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or (c) any loss or damage that Sublandlord may suffer thereby in default. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall, within ten (10) business days after written demand therefor, forward to Sublandlord an amount sufficient to restore the Security Deposit to the full amount provided for herein and Subtenant’s failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts or in a separate interest bearing account and Sublandlord shall have no obligation to pay Subtenant any interest whatsoever on the Security Deposit. If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been properly applied by Sublandlord, shall be returned at the earlier of: (i) the Expiration Date, or (ii) the date when Subtenant vacates the Premises. No trust relationship is created herein between Sublandlord and Subtenant with respect to said Security Deposit. Subtenant hereby waives California Civil Code Section 1950.7.

5. Use.

(a) Agreed Use. The Premises shall be used and occupied only for the purposes set forth in the Master Lease, and for no other use or purpose.

(b) Compliance. For the avoidance of doubt, notwithstanding anything contained in this Sublease to the contrary, Subtenant shall not be liable or responsible (legally, financially or otherwise) for violations of or non-compliances with applicable covenants or restrictions of record and applicable building codes, regulations, and ordinances or laws if such violations or non-compliances (i) existed prior to the Commencement Date and/or (ii) are not the result of negligent or willful misconduct or omissions by Subtenant’s or Subtenant’s employees, agents, contractors, subcontractors, or invitees.

(c) Acceptance of Premises by Subtenant. Subtenant shall accept the Premises in its current “As-Is” condition; provided, that Sublandlord shall turn over the Premises in good working, broom clean condition.

(d) Furniture, Fixtures, and Equipment. A list of all Sublandlord’s furniture, fixtures, equipment, and/or information technology infrastructure which is as of the Effective Date located at or installed in or for the benefit of the Premises (collectively, “FF&E”) is attached hereto as Exhibit C. During the Interim Period, Subtenant shall have the right to inspect the FF&E and to propose amendments to Exhibit C to reflect the actual existence, non-existence, location, or condition of all items so listed, which amendments shall not be unreasonably refused by Sublandlord. On or prior to the Commencement Date, the Subtenant shall submit to Sublandlord, in writing, its proposed changes to Exhibit C, all of which shall become part of Exhibit C unless Sublandlord reasonably objects thereto within five (5) business days thereafter. Sublandlord will not, and will not authorize or permit any other person or entity to, remove or exchange any of the FF&E during the term of this Sublease without Subtenant’s prior written consent. During the Term, Subtenant shall have the right to freely use or store the FF&E without any Additional Rent or other charge therefor; provided, however, that Subtenant shall reimburse Sublandlord, up to but not exceeding the then-current fair value thereof, for any damage (normal wear and tear excepted) to any items of FF&E other than damage which is the result of the negligent or willful misuse thereof by Sublandlord or its personnel or guests.

(e) Use of Conference Rooms. For purposes of clarity, it is expressly agreed that during the Term:

(i) Subtenant shall have sole and exclusive use of the smaller conference room; and

(ii) Subtenant and Sublandlord shall share the use of the large conference room.

(f) Brokers Representations. Except as expressly provided in this Sublease, neither Sublandlord nor its brokers or agents have made any oral or written representations or warranties with respect to the Premises.

6. Lease.

(a) Sublandlord is the Tenant of the Premises by virtue of the Master Lease identified in Section 1 above.

(b) This Sublease is and shall be at all times subject and subordinate to the Master Lease.

(c) The terms, conditions, and respective obligations of Tenant and Landlord to each other under the Master Lease shall be terms and conditions of this Sublease except that (i) as used herein the terms “Subtenant” and “Sublandlord” shall replace the terms “Tenant” and “Landlord,” respectively, wherever they appear in the Master Lease, and (ii) with respect to those provisions of the Master Lease which address the commencement date, the expiration date, the amount of rent or additional rent payable by Tenant and any other provisions that are directly contradicted by this Sublease, the terms of this Sublease document shall control over the Master Lease.

(d) Subtenant shall not be required or obligated to perform any removal or restoration obligations with the Premises except with respect to Alterations installed or constructed by Subtenant, nor shall Subtenant be obligated or liable for any breaches of the Master Lease caused by Landlord or Sublandlord unless such breach is a direct result of a prior breach by Subtenant under this Sublease.

(e) Subtenant agrees to perform all of its obligations under this Sublease for the benefit of Sublandlord and Landlord.

(f) Subtenant shall indemnify, defend, and hold Sublandlord free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys fees, arising out of (i) Subtenant’s failure to comply with or perform any of Subtenant’s obligations under this Sublease and/or (ii) the use of the Premises by Subtenant and or Subtenant’s employees, agents, contractors, subcontractors, and invitees, except to the extent such failure is due to the breach of this Sublease by, or the gross negligence or willful misconduct of, Landlord or Sublandlord.

(g) Sublandlord agrees to (i) maintain the Master Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Master Lease that occurs for reasons other than Sublandlord’s gross negligence or willful misconduct under the Master Lease, (ii) comply with or perform, in all material respects, Sublandlord’s obligations under the Master Lease, and (iii) hold Subtenant free and harmless from all liability, judgments, costs, damages, claims, or demands arising out of Sublandlord’s failure to comply with or perform Sublandlord’s remaining obligations, except to the extent such failure is due to the breach of this Sublease by, or the negligence, or willful misconduct of Subtenant.

(h) Sublandlord represents to Subtenant that: (i) the Master Lease is in full force and effect, (ii) Sublandlord has neither given nor received a notice of default under the Master Lease, (iii) Sublandlord is not aware of any fact or condition which, with the passage of time or the giving of notice by the Landlord, will or could become or represent a default under the Master Lease, and (iv) the copy of the Master Lease attached as Exhibit B is the entire master lease and there have been no further modifications or amendments thereto.

(i) Notwithstanding the incorporation of the terms of the Master Lease, Sublandlord shall have no obligation to perform any repairs or furnish any services or fulfill any other obligation of Landlord required to be performed by Landlord under the terms of the Master Lease. Sublandlord shall, however, request performance of the same in writing from Landlord promptly after being requested to do so by Subtenant, and shall use Sublandlord’s commercially reasonable efforts (not including the payment of money, the incurring of any liabilities, or the institution of legal proceedings) to obtain Landlord’s performance.

(j) Sublandlord agrees not to terminate the Master Lease voluntarily, or modify the Master Lease in a manner that would adversely affect Subtenant’s rights under this Sublease. Subtenant and Sublandlord will each refrain from any act or omission that would result in the failure or breach of any of the covenants, provisions, or conditions of the Master Lease on the part of Tenant under the Master Lease.

(k) During the term of this Sublease, Subtenant may peacefully have, hold, and enjoy the Premises, subject to the terms hereof and of the Master Lease; provided that Subtenant pays the Rent and fully performs all of its other covenants and agreements hereunder. This covenant shall be binding upon Sublandlord and its successors only during the term of the Master Lease or any extension thereof or successor thereto between Landlord and Sublandlord.

7. Assignment. Subtenant shall not assign this Sublease or further sublet all or any part of the Premises without the Sublandlord’s prior written consent (and the consent of Landlord, as required under the terms of the Master Lease). Sublandlord’s consent shall not be unreasonably withheld or delayed.

8. Signage. Subtenant may, at Subtenant’s expense, design and display its signage on the Premises, subject to Sublandlord’s and Landlord’s prior written approval in accordance with the terms of the Master Lease, and shall be subject to and in compliance with all applicable Laws and the Rules and Regulations.

9. Shared Space. Sublandlord and Subtenant each acknowledge and agree that, subject to Section 5(e), above, the “Shared Space”, as depicted on Exhibit A, attached hereto, is for the convenience of all parties to this Sublease and their employees and invitees. The Shared Space may be used by either of the parties for such actions including, but not inclusive of, engaging in discussions, producing work product, cooking in the kitchen, and circulating through and around the Shared Space at any time in any twenty-four (24) hour period seven days a week.

10. Default. The failure to perform or honor each covenant, condition and representation made under this Sublease shall constitute a default hereunder by Subtenant upon the same terms and upon expiration of the same grace periods as set forth in Section 18 of the Master Lease. Sublandlord shall have all the same rights and remedies against Subtenant in this Sublease as Landlord has against Sublandlord in the Master Lease.

11. Attorney’s Fees. If any dispute between the Parties arises, regardless of whether such dispute results in litigation or arbitration, the prevailing party shall be reimbursed by the party not prevailing for all reasonable costs and expenses, including, without limitation, reasonable attorneys’ and experts’ fees and costs incurred by the prevailing party in connection with such arbitration or litigation, and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any. The prevailing party is also entitled to any and all costs incurred in the collection of any judgment.

12. Notices. All notices, demands, consents, requests or other communications required to or permitted to be given pursuant to this Sublease (the “Notices”) shall be in writing, shall be given only in accordance with the provisions of this Section, shall be addressed to the Sublandlord and the Subtenant at the Premises, and to the Landlord as provided in the Master Lease, and shall be conclusively deemed to have been properly delivered: (a) upon receipt when hand delivered during normal business hours; (b) upon receipt when sent by facsimile to the number set forth below (provided, however, that notices given by facsimile shall not be effective unless the receiving party delivers the notice also by one other method permitted under this Section within one (1) business day); (c) upon the day of delivery if the notice has been deposited in a authorized receptacle of the United States Postal Service as first-class, registered or certified mail, postage prepaid, with a return receipt requested; or (d) one (1) business day after the notice has been deposited with a national overnight delivery service (such as FedEx or United Parcel Service).

13. Consent by Landlord. This Sublease shall be of no force or effect unless and until Landlord consents to such sublease in writing. Sublandlord shall use its commercially reasonable efforts to obtain such consent promptly.

14. Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the Parties hereto.

15. Insurance. During the Term, Subtenant shall be responsible, as provided in Section 12 of the Master Lease, for providing, at its sole cost and expense, all insurance coverage necessary for the protection against loss or damage from fire or other casualty of Subtenant’s goods, furniture, or property. Additionally, during the Term, Subtenant shall, at its sole cost and expense, obtain and maintain commercial general liability insurance, including property damage, insuring against liability for injury to persons or property occurring in or about the Premises or arising out of the use or occupancy thereof.

16. Miscellaneous.

(a) Governing Law; Venue. This Sublease shall be governed by, and construed and enforced under, the substantive and procedural laws of the State of California, without reference to the choice of laws or conflicts of law rules or principles of that or any other jurisdiction. Sublandlord and Subtenant hereby irrevocably consent to the jurisdiction and proper venue of courts located in the City and County of California for the resolution of any dispute or disputes arising under or in connection with this Sublease or the occupancy of the Premises by Subtenant.

(b) Amendment. This Sublease may not be amended other than by a written agreement signed by an appropriate officer of both of the parties hereto.

(c) Entire Agreement; No Other Representations Relied On. This Agreement, including the Exhibits hereto, embodies the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relative to said subject matter. No representations or warranties, except as set forth herein have been relied on by any party hereto.

(d) Counterparts. This Sublease may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one (1) and the same instrument.

(e) Severability. The invalidity, illegality, or unenforceability for any reason of any provision or provisions of this Agreement in any situation shall not affect the validity, legality, or enforceability of the remainder of this Agreement in that situation, or the validity, legality, or enforceability of such provisions in any other situation.

IN WITNESS WHEREOF, the undersigned, thereunto duly authorized, have executed and delivered this Sublease on behalf of the Parties hereto.

SUBLANDLORD:	BANKS.COM, INC.
a Florida corporation

	By:	/s/ Daniel M. O’Donnell
Daniel M. O’Donnell,
Its President and CEO

SUBTENANT:	MUSEGLOBAL, INC.
a California corporation

	By:	/s/ Peter Noerr
Peter Noerr,
Its CTO